Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated 14 March 2013, relating to the consolidated financial statements of Santander UK plc and to the reference to us under the heading “Selected Financial Data” appearing in the Annual Report on Form 20-F of Santander UK plc for the year ended 31 December 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

DELOITTE LLP

London, United Kingdom

9 August 2013